Exhibit 10.2

AMENDMENT NO. 1 to the

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

2019 EQUITY INCENTIVE PLAN

THIS AMENDMENT to the Glory Star New Media Group Holdings Limited 2019 Equity Incentive Plan (the “Plan”), is dated May 29, 2020.

Section 18 of the Plan allows the Board of Directors of Glory Star New Media Group Holdings Limited (the “Company”) to amend the Plan at any time. The Board of Directors of the Company finds it to be desirable and in the best interests of the Company to amend the Plan to clarify that the Plan covers employees, directors and consultants of the Company’s subsidiaries and variable interest entities.

CONSEQUENTLY, the Plan is hereby amended, effective as of the date specified in the introductory clause:

1.	Section 2(nn) of the Plan is amended in its entirety to read as follows:

“Subsidiary” means any entities Controlled by the Company, provided, however, for the purpose of Incentive Stock Options, “subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424 (f) of the Code. “Control” means, with respect to any entities, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of an entity whether through the ownership of the voting securities of such entity or by contract or otherwise. For purposes of the Plan, any “variable interest entity” that is consolidated into the consolidated financial statements of the Company under applicable accounting principles or standards as may apply to the consolidated financial statements of the Company shall be deemed a Subsidiary.”

In all other respects, the Plan is hereby ratified and confirmed.

This Amendment has been executed on the date specified in the introductory clause.

GLORY STAR NEW MEDIA GROUP HOLDINGS LIMITED

By:	/s/ Bing Zhang
Bing Zhang, Chairman and Chief Executive Officer